The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated February 23, 2011

Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010 and Prospectus Supplement dated August 31, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$[—] Buffered SuperTrackSM Notes due August 29, 2012 Linked to the Performance of a Basket of Commodities Global Medium-Term Notes, Series A, No. C-282

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	February 24, 2011

Issue Date:	February 28, 2011

Basket Final Valuation Date:	August 24, 2012*

Maturity Date:	August 29, 2012* (resulting in a term to maturity of approximately 18 months)

Denominations:	Minimum denominations of $1,000, and integral multiples of $1,000 in excess thereof

Interest:	We will not pay you interest during the term of the Notes.

Reference Asset:	A basket comprised of the following commodities (each a “basket component”, and together, the “basket components”) in weighted allocations:

Commodities	Bloomberg ticker symbol	Weight	Initial Price
WTI Crude, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	CL1 <Comdty>	15.00%	[—]
Gasoline RBOB, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	XB1 <Comdty>	10.00%	[—]
Heating Oil, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	HO1 <Comdty>	10.00%	[—]
Copper, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	LOCADY <Comdty>	10.00%	[—]
Nickel, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	LONIDY <Comdty>	10.00%	[—]
Gold, as described under “Description of the Reference Asset” in this preliminary pricing supplement.	GOLDLNPM <Comdty>	10.00%	[—]
Corn, as described under “Description of the Reference Asset” in this preliminary pricing supplement.	C 1 <Comdty>	8.75%	[—]
Cotton, as described under “Description of the Reference Asset” in this preliminary pricing supplement.	CT1 <Comdty>	8.75%	[—]
Soybeans, as described under “Description of the Reference Asset” in this preliminary pricing supplement.	S 1 <Comdty>	8.75%	[—]
Sugar, as described under “Description of the Reference Asset” in this preliminary pricing supplement.	SB1 <Comdty>	8.75%	[—]

Participation Rate:	200%

Buffer Percentage:	10%

Maximum Return:	25%-30%*** *** The actual maximum return on the Notes will be set on the basket initial valuation date and will not be less than 25%.

Payment at Maturity:

If the final basket level is greater than the initial basket level, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the basket return multiplied by 200%, subject to a maximum return on the Notes of 25.00%. For example, if the basket return is 12.50% or more, you will receive the maximum return on the Note of 25.00%, which entitles you to the maximum payment of $1,250.00 for every $1,000 principal amount Note that you hold. Accordingly, if the basket return is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 × (Basket Return × Participation Rate)]

Your principal is protected against up to a 10% decline of the basket at maturity. If the final basket level declines from the initial basket level by no more than 10%, you will receive the principal amount of your Notes at maturity.

If the final basket level declines from the initial basket level by more than 10%, you will lose 1% of the principal amount of your Notes for every 1% that the basket declines beyond 10%. Accordingly, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + 10%)]

If the final basket level declines by more than 10% from the initial basket level, you will lose 1% of the principal amount of your Notes for every 1% that the basket return is below -10%. You may lose up to 90% of your initial investment. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Basket Return:	The performance of the reference asset from the initial basket level to the final basket level, calculated as follows: Final Basket Level – Initial Basket Level Initial Basket Level

Initial Basket Level:	Set equal to 100 on the basket initial valuation date.

Final Basket Level:

The final basket level will be calculated as follows:

100 × [1 + (WTI Crude return × 15%) + (Gasoline RBOB return × 10%) + (Heating oil return × 10%) + (Copper return × 10%) + (Nickel return × 10%) + (Gold return × 10%) + (Corn return × 8.75%) + (Cotton return × 8.75%) + (Soybean return × 8.75%) + (Sugar return × 8.75%)]

The returns set forth in the formula above reflect the performance of the basket components as described under “Commodity Return” below.

Commodity Return:

For each basket component, the performance of the basket component from its initial price to the final price, calculated as follows:

Final Price – Initial Price

Initial Price

Where,

Initial Price = the settlement price for each basket component which, in each case is the settlement price on the basket initial valuation date, determined as described under “Reference Asset” above.

Final Price = with respect to each basket component, the settlement price on the basket final valuation date, determined as described under “Reference Asset” above.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KCP4 and US06738KCP49

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-7 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $[1,000] principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. Note that, for purposes of the hypothetical total returns set forth below, we are assuming a buffer percentage of 10% and the hypothetical maximum return of 25.00%.

Final Basket Level	Basket Return	Payment at Maturity	Total Return on the Notes
155.00	55.00%	$1,250.00	25.00%
145.00	45.00%	$1,250.00	25.00%
135.00	35.00%	$1,250.00	25.00%
130.00	30.00%	$1,250.00	25.00%
125.00	25.00%	$1,250.00	25.00%
120.00	20.00%	$1,250.00	25.00%
115.00	15.00%	$1,250.00	25.00%
110.00	12.50%	$1,250.00	25.00%
106.50	10.00%	$1,200.00	20.00%
105.00	5.00%	$1,100.00	10.00%
103.00	3.00%	$1,060.00	6.00%
102.00	2.00%	$1,040.00	4.00%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$900.00	-10.00%
70.00	-30.00%	$800.00	-20.00%
60.00	-40.00%	$700.00	-30.00%
50.00	-50.00%	$600.00	-40.00%
40.00	-60.00%	$500.00	-50.00%
30.00	-70.00%	$400.00	-60.00%
20.00	-80.00%	$300.00	-70.00%
10.00	-90.00%	$200.00	-80.00%
0.00	-100.00%	$100.00	-90.00%

PPS–2

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated, assuming an initial investment of $1,000.

Example 1: The basket level increases from an initial basket level of 100 to a final basket level of 105.

Step 1: Calculate the Commodity Return for each Basket Component.

Basket Component	Initial Price	Final Price	Weight	Commodity Return
WTI Crude	86.20	77.58	15.00%	-1.50%
Gasoline RBOB	255.1300	267.8865	10.00%	0.50%
Heating Oil	271.2900	311.9835	10.00%	1.50%
Copper	9806.00	9315.70	10.00%	-0.50%
Nickel	28285.00	29699.25	10.00%	0.50%
Gold	1383.50	1521.85	10.00%	1.00%
Corn	709.75	780.73	8.75%	0.88%
Cotton	197.02	216.72	8.75%	0.88%
Soybean	1368.00	1504.80	8.75%	0.88%
Sugar	31.02	34.12	8.75%	0.88%

The commodity return of each basket component is the performance of the basket component from the initial price to the final price, calculated as follows:

Final Price – Initial Price

Initial Price

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 × [1 + (-1.50% × 15%) + (0.50% × 10%) + (1.50% × 10%) + (-0.50% × 10%) + (0.50% × 10%) + (1.00% × 10%) + (0.88% × 8.75%) + (0.88% × 8.75%) + (0.88% × 8.75%) + (0.88% × 8.75%)] = 105

Step 3: Calculate the Basket return.

The basket return reflects the performance of the basket, calculated as follows:

105 - 100	= 5.00%
100

Step 4: Calculate the Payment at Maturity.

Because the final basket level of 105 is greater than the initial basket level of 100 and the basket return of 5% multiplied by 200% does not exceed the hypothetical maximum return of 25.00%, the investor receives a payment at maturity of $1,100 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (5.00% × 200%)] = $1,100

Therefore, the payment at maturity is $1,100 per $1,000 principal amount Note, representing a 10% return on investment over the term of the Notes.

PPS–3

Example 2: The basket level increases from an initial basket level of 100 to a final basket level of 140.

Step 1: Calculate the Commodity Return for each Basket Component.

Basket Component	Initial Price	Final Price	Weight	Commodity Return
WTI Crude	86.20	137.92	15.00%	9.00%
Gasoline RBOB	255.1300	357.1820	10.00%	4.00%
Heating Oil	271.2900	339.1125	10.00%	2.50%
Copper	9806.00	17650.80	10.00%	8.00%
Nickel	28285.00	42427.50	10.00%	5.00%
Gold	1383.50	2006.08	10.00%	4.50%
Corn	709.75	851.70	8.75%	1.75%
Cotton	197.02	236.42	8.75%	1.75%
Soybean	1368.00	1641.60	8.75%	1.75%
Sugar	31.02	37.22	8.75%	1.75%

The commodity return of each basket component is the performance of the basket component from the initial price to the final price, calculated as follows:

Final Price – Initial Price

Initial Price

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 × [1 + (9.00% × 15%) + (4.00% × 10%) + (2.50% × 10%) + (8.00% × 10%) + (5.00% × 10%) + (4.50% × 10%) + (1.75% × 8.75%) + (1.75% × 8.75%) + (1.75% × 8.75%) + (1.75% × 8.75%)] = 140

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

140 - 100	= 40.00%
100

Step 4: Calculate the Payment at Maturity.

Because the basket return of 40.00% multiplied by 200% exceeds the hypothetical maximum return of 25.00%, the investor receives a payment at maturity of $1,250.00 per $1,000 principal amount Note, the maximum payment on the Notes.

Example 3: The basket level decreases from the initial basket level of 100 to a final basket level of 95.

Step 1: Calculate the Commodity Return for each Basket Component.

Basket Component	Initial Price	Final Price	Weight	Commodity Return
WTI Crude	86.20	68.96	15.00%	-3.00%
Gasoline RBOB	255.1300	242.3735	10.00%	-0.50%
Heating Oil	271.2900	230.5965	10.00%	-1.50%
Copper	9806.00	8825.40	10.00%	-1.00%
Nickel	28285.00	26870.75	10.00%	-0.50%
Gold	1383.50	1106.80	10.00%	-2.00%
Corn	709.75	780.73	8.75%	0.88%
Cotton	197.02	216.72	8.75%	0.88%
Soybean	1368.00	1504.80	8.75%	0.88%
Sugar	31.02	34.12	8.75%	0.88%

The commodity return of each basket component is the performance of the basket component from the initial price to the final price, calculated as follows:

Final Price – Initial Price

Initial Price

PPS–4

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 × [1 + (-3.00% × 15%) + (-0.50% × 10%) + (-1.50% × 10%) + (-1.00% × 10%) + (-0.50% × 10%) + (-2.00% × 10%) + (0.88% × 8.75%) + (0.88% × 8.75%) + (0.88% × 8.75%) + (0.88% × 8.75%)] = 95

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

95 - 100	= -5.00%
100

Step 4: Calculate the Payment at Maturity.

Because the final basket level of 95 is less than the initial basket level of 100 by not more than the buffer percentage of 10%, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 4: The basket level decreases from the initial basket level of 100 to a final basket level of 80.

Step 1: Calculate the Commodity Return for each Basket Component.

Basket Component	Initial Price	Final Price	Weight	Commodity Return
WTI Crude	86.20	51.72	15.00%	-6.00%
Gasoline RBOB	255.1300	127.5650	10.00%	-5.00%
Heating Oil	271.2900	176.3385	10.00%	-3.50%
Copper	9806.00	3922.40	10.00%	-6.00%
Nickel	28285.00	16971.00	10.00%	-4.00%
Gold	1383.50	1521.85	10.00%	1.00%
Corn	709.75	780.73	8.75%	0.88%
Cotton	197.02	216.72	8.75%	0.88%
Soybean	1368.00	1504.80	8.75%	0.88%
Sugar	31.02	34.12	8.75%	0.88%

The commodity return of each basket component is the performance of the basket component from the initial price to the final price, calculated as follows:

Final Price – Initial Price

Initial Price

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 × [1 + (-6.00% × 15%) + (-5.00% × 10%) + (-3.50% × 10%) + (-6.00% × 10%) + (-4.00% × 10%) + (1.00% × 10%) + (0.88% × 8.75%) + (0.88% × 8.75%) + (0.88% × 8.75%) + (0.88% × 8.75%)] =80

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

80 - 100	= -20.00%
100

PPS–5

Step 4: Calculate the Payment at Maturity.

Because the final basket level of 80 is less than the initial basket level of 100 by more than the buffer percentage of 10%, the basket return is negative and the investor will receive a payment at maturity of $900.00 per $1,000.00 principal amount Note calculated as follows:

$1,000 + [$1,000 × (-20.00% + 10%)] = $900.00

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The basket final valuation date, the maturity date, the payment at maturity and the settlement price of the basket components on the basket final valuation date are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event with respect to the basket components, see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset”, and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Prices, Commodities, Any Other Assets or Any Combination Thereof”; and

•

For a description of further adjustments that may affect one or more of the basket components, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation”, and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Appreciation Potential—The Notes provide the opportunity to enhance returns by multiplying a positive basket return by the participation rate, up to the maximum return on the Notes of 25%, or $1,250.00 for every $1,000 principal amount Note. The actual maximum return on the Notes will be set on the basket initial valuation date and will not be less than 25.00%. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a decline in the final basket level, as compared to the initial basket level, of up to 10%. If the final basket level declines by more than 10%, you will lose an amount equal to 1% of the principal amount of your Notes for every 1% that the level of the basket declines beyond 10%. You may lose up to 90% of your initial investment. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the basket. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that you should be treated as if you owned the underlying components of the basket. Under such a characterization, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to your Notes or a portion of your Notes. If Section 1256 were to apply to your Notes, gain or loss recognized with respect to your Notes (or the relevant portion of your Notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark your Notes (or a portion of your Notes) to market at the end of each year (i.e., recognize gain or loss as if the Notes or the relevant portion of the Notes had been sold for fair market value). It is also possible that the

PPS–6

Internal Revenue Service could assert that your Notes should be treated as partially giving rise to “collectibles” gain or loss if you have held your Notes for more than one year, although we do not think such a treatment would be appropriate in this case because (a) a sale or exchange of the Notes is not a sale or exchange of a collectible but is rather a sale or exchange of an executory contract that reflects the value of a collectible, and (b) the executory contract tracks the value of the collectibles that comprise a portion of the basket only to a limited extent. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors— Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Securities Which Pay No Interest”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities.”

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the basket and will depend on whether, and the extent to which, the basket return is positive or negative. Your investment will be fully exposed to any decline in the basket beyond the 10% buffer percentage. You will lose up to 90% of your initial investment if the final basket level declines by more than 10% from the initial basket level. The actual buffer percentage on the Notes will be set on the basket initial valuation date and will not be less than 10%. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

•

Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the final basket level is greater than the initial basket level, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation of the basket, which may be significant. We refer to this percentage as the maximum return, which will be set on the basket initial valuation date and will not be less than 25.00%.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	No Interest—As a holder of the Notes, you will not receive interest payments.

•

Owning the Notes is not the Same as Owning the Commodities Underlying the Basket, Futures Contracts for Such Commodities or Certain Other Commodity Related Contracts Directly—The return on your Notes will not reflect the return you would realize if you actually purchased the commodities underlying the basket, futures contracts for such commodities or exchange-traded or over-the-counter instruments based on these commodities. You will not have any rights that holders of such assets or instruments have.

PPS–7

•

Changes in the Settlement Prices of the Basket Components May Offset Each Other—Movements in the basket components may not correlate with each other. At a time when the settlement price of one or more of the basket component increases, the settlement price of other basket components may not increase as much or may even decline. Therefore, in calculating the basket return on the basket final valuation date, increases in the settlement price of one or more basket components may be moderated, or more than offset, by lesser increases or declines in the settlement price of other basket components. This effect is further amplified by the differing weights of the basket components. The more heavily weighted basket components will have a larger impact on the basket return than the basket components with lesser weightings.

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The Payment at Maturity on Your Notes is Not Based on the Level of the Basket at Any Time Other than the Basket Final Valuation Date—The final basket level and the basket return will be based solely on the level of the basket on the basket final valuation date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the basket dropped precipitously on the basket final valuation date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the level of the basket prior to such drop. Although the level of the basket on the maturity date or at other times during the life of your Notes may be higher than the final basket level on the basket final valuation date, you will not benefit from any such increases in the level of the basket other than those increases, if any, represented by the final basket level on the basket final valuation date.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, Barclays Capital, the investment banking division of the Issuer, is a member of the London Gold Market Fixing Ltd., which determines the settlement price of Gold that is used for the initial price of Gold on the basket initial valuation date and the final price of Gold on the basket final valuation date. Actions by the London Gold Market Fixing Ltd. may have an adverse effect on the price of Gold and therefore on the market value of the Notes. No member of the London Gold Market Fixing Ltd., including Barclays Capital – the investment banking division of the Issuer, will have any obligations with respect to the amounts to be paid to you on the maturity date, or to consider your interests as a holder of the Notes when it takes any actions that might affect the market value of the Notes. Although Barclays Capital is a member of the London Gold Market Fixing Ltd., the Issuer has no ability to control or predict the actions of the London Gold Market Fixing Ltd. These actions could include errors in information disclosed by the London Gold Market Fixing Ltd. or any discontinuance by them of that disclosure. However, we may currently, or in the future, engage in business with the London Gold Market Fixing Ltd. and any member of the London Gold Market Fixing Ltd. Neither we, nor any of our affiliates, including Barclays Capital or any other member of the London Gold Market Fixing Ltd., assume any responsibility for the adequacy or accuracy of any publicly available information about Gold, whether the information is contained herein or otherwise. You should make your own investigation into Gold and the London Gold Market Fixing Ltd.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

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the expected volatility of the price of the physical commodities underlying the basket components, and of the prices of exchange-traded futures contracts for the purchase or delivery of such commodities;

•	the time to maturity of the Notes;

PPS–8

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	global supply and demand for the physical commodities underlying the basket components, and supply and demand for exchange-traded futures contracts for the purchase or delivery of such commodities;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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Prices of Commodities and Commodity Futures Contracts are Highly Volatile and May Change Unpredictably—Commodities prices are highly volatile and, in many sectors, experienced in the months following September 2008 unprecedented historical volatility. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the basket components and, as a result, the market value of the Notes, and the amount you will receive at maturity.

Moreover, the prices of many of the commodities, particularly energy and agricultural commodities, reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some case, and prices have experienced unprecedented volatility since that time. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of basket components and, as a result, the market value of the Notes.

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Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Notes—The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the prices of the basket components, therefore, the value of the Notes.

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Changes in Law or Regulation Relating to Commodities Futures Contracts May Adversely Affect the Level of the Basket, and Therefore the Value of the Notes—The commodity futures contracts that underlie the basket are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress recently enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the Commodity Futures Trading Commission (the “CFTC”) to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted. Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “significant price discovery contracts” or “economically equivalent to exchange-traded futures”. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been proposed but not yet adopted, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts that underlie the basket, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

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Changes in Supply and Demand in the Market for the Futures Contracts Comprising the Basket May Adversely Affect the Value of the Notes—Certain of the basket components are linked to the performance of futures contracts on the applicable underlying physical commodities. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as

PPS–9

additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in the second nearby month, or vice-versa. Under such circumstances, and depending on when the specified valuation date occurs, the settlement price of the basket component may be determined by reference to the futures contract expiring in a less favorable month for pricing purposes. As a result, the value of the Notes may be less than would otherwise be the case if the settlement price of the basket component had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

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Certain Basket Components Provide Exposure to Futures Contracts and Not Direct Exposure to Physical Commodities—With the exception of Nickel, Copper and Gold, where the settlement prices of such basket components reflect the spot prices of the relevant underlying commodities, the Notes will reflect a return on based on the performance of the relevant futures contract of the underlying commodity comprising the basket and do not provide exposure to spot prices. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Notes may underperform a similar investment that reflects the return on the physical commodity.

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The Notes May Be Subject to Certain Risks Specific to Agricultural Commodities—Corn, Cotton, Soybeans and Sugar are agricultural commodities. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, the Notes may be affected by a number of additional factors specific to agricultural commodities that might cause price volatility. These may include, among others:

•	weather conditions, including floods, drought and freezing conditions;

•	changes in government policies;

•	changes in global demand for food;

•	changes in ethanol or bio-diesel demand;

•	planting decisions; and

•	changes in demand for agricultural products, and in particular Corn, Cotton, Soybeans and Sugar, both with end users and as inputs into various industries.

These factors interrelate in complex ways, and the effect of one factor on the price of the basket components, and the market value of the Notes linked to the basket components, may offset or enhance the effect of another factor.

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The Notes May Be Subject to Certain Risks Specific to Industrial Metals—Copper and Lead are industrial metals. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, a number of additional factors specific to industrial metals might cause price volatility. These may include, among others:

•	changes in the level of industrial activity using industrial metals, and in particular copper and lead, including the availability of substitutes such as man-made or synthetic substitutes;

•	disruptions in the supply chain, from mining to storage to smelting or refining;

•	adjustments to inventory;

•	variations in production costs, including storage, labor and energy costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the basket components, and the market value of the Notes linked to the basket components, may offset or enhance the effect of another factor.

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The Notes May Be Subject to Certain Risks Specific to Energy-Related Commodities—WTI Crude, Gasoline RBOB, and Heating Oil are energy-related commodities. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, the Notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:

•	changes in the level of industrial and commercial activity with high levels of energy demand;

•	disruptions in the supply chain or in the production or supply of other energy sources;

•	price changes in alternative sources of energy;

•	adjustments to inventory;

•	variations in production and shipping costs;

PPS–10

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the basket components, and the market value of the Notes linked to the basket components, may offset or enhance the effect of another factor.

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The Notes May Be Subject to Certain Risks Specific to Gold—Gold is a precious metal. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, a number of additional factors specific to precious metals, and in particular Gold, might cause price volatility. These may include, among others:

•	disruptions in the supply chain, from mining to storage to smelting or refining;

•	adjustments to inventory;

•	variations in production costs, including storage, labor and energy costs;

•	costs associated with regulatory compliance, including environmental regulations;

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally;

•	precious metal leasing rates;

•	currency exchange rates;

•	level of economic growth and inflation; and

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degree to which consumers, governments, corporate and financial institutions hold physical gold as a safe haven asset (hoarding) which may be caused by a banking crisis/recovery, a rapid change in the value of other assets (both financial and physical) or changes in the level of geopolitical tension.

These factors interrelate in complex ways, and the effect of one factor on the price of the basket components, and the market value of the Notes linked to the basket components, may offset or enhance the effect of another factor.

Description of the Reference Asset

The official U.S. dollar cash buyer settlement price (the “settlement price”) that will be used for the initial price (on the basket initial valuation date) and the final price (on the basket final valuation date) of WTI Crude, Gasoline RBOB, Heating Oil, Copper, and Nickel will be determined as described in “Reference Assets—Commodities—Settlement Price” in the prospectus supplement. The official U.S. dollar cash buyer settlement price (the “settlement price”) that will be used for the initial price (on the basket initial valuation date) and the final price (on the basket final valuation date) of Gold, Corn, Cotton, Soybeans and Sugar will be determined as set forth below:

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The official U.S. dollar cash buyer settlement price that will be used for the initial price of Gold on the basket initial valuation date and the final price of Gold on the basket final valuation date will be determined as described below:

Where the reference asset is Gold, the afternoon Gold fixing price per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market Fixing Ltd. and displayed on Reuters Screen page “GOFO” that displays prices effective on the basket initial valuation date and the basket final valuation date. The members of The London Gold Market Fixing Limited consist of Barclays Capital, The Bank of Nova Scotia—Scotia Mocatta, Deutsche Bank AG London, Societe Generale Corporate & Investment Banking, and HSBC. The fix is carried out twice a day, at 10:30 a.m. and 3:00 p.m. London local time via telephone by the 5 members, and the applicable settlement price will be based on the 3:00 p.m. fix. For reference purposes only, the settlement price of Gold on the basket initial valuation date and the basket final valuation date, may be seen on GOLDLNPM on Bloomberg; provided, however, if there is any discrepancy between the prices specified published on Bloomberg and the prices determined by the calculation agent, the prices determined by the calculation agent shall prevail.

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The official U.S. dollar cash buyer settlement price that will be used for the initial price of Corn on the basket initial valuation date and the final price of Corn on the basket final valuation date will be the official settlement price per bushel of deliverable grade corn on the CBOT of the futures contract in respect of either (a) the first nearby month or (b) if the specified valuation date (including the basket final valuation date) falls after the earlier of (i) the expiration date for the relevant CBOT-traded option with respect to such futures contract or (ii) the last trading day of the futures contract, the second nearby month, stated in U.S. cents, as made public by CBOT.*

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The official U.S. dollar cash buyer settlement price that will be used for the initial price of Cotton on the basket initial valuation date and the final price of Cotton on the basket final valuation date will be official settlement price per pound of deliverable grade cotton No.2 on the NYBOT of the futures contract in respect of either (a) the first nearby month or (b) if the specified valuation date (including the basket final valuation date) falls after the earlier of (i) the expiration date for the relevant CBOT-traded option with respect to such futures contract or (ii) the last trading day of the futures contract, the second nearby month, stated in U.S. cents, as made public by NYBOT.*

PPS–11

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The official U.S. dollar cash buyer settlement price that will be used for the initial price of Sugar on the basket initial valuation date and the final price of Sugar on the basket final valuation date will be the official settlement price per pound of deliverable grade cane sugar on the New York Board of Trade NYBOT of the futures contract in respect of either (a) the first nearby month or (b) if the specified valuation date (including the basket final valuation date) falls after the earlier of (i) the expiration date for the relevant NYBOT-traded option with respect to such futures contract or (ii) the last trading day of the futures contract, the second nearby month, stated in U.S. cents, as made public by NYBOT.*

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The official U.S. dollar cash buyer settlement price that will be used for the initial price of Soybeans on the basket initial valuation date and the final price of Soybeans on the basket final valuation date will be the official settlement price per bushel of deliverable grade soybeans on the CBOT of the futures contract in respect of either (a) the first nearby month or (b) if the specified valuation date (including the basket final valuation date) falls after the earlier of (i) the expiration date for the relevant CBOT-traded option with respect to such futures contract or (ii) the last trading day of the futures contract, the second nearby month, stated in U.S. cents, as made public by CBOT.*

*	Futures Contracts and Options. Each CBOT-traded corn or soybean futures contract trades on the CBOT in tandem with an option contract on the relevant futures contract. As traded on the CBOT, a corn or soybean futures option contract is a legally binding agreement for the buying or selling of the right to purchase one corn or soybean futures contract (of a specified month), respectively. Each NYBOT-traded cotton or sugar futures contract trades on the NYBOT in tandem with an option contract on the relevant futures contract. As traded on the NYBOT, a cotton or sugar futures option contract is a legally binding agreement for the buying or selling of the right to purchase one cotton or sugar futures contract (of a specified month), respectively. The final date on which the buyer’s option to purchase the relevant futures contract may be exercised is known as the “expiration date”, and usually falls during the month preceding the delivery month for the relevant underlying futures contract.

Historical Information

The following graphs set forth the historical performance of the basket components based on the daily settlement prices from January 7, 2002 through February 18, 2011. The settlement prices on February 18, 2011 were $86.20 per barrel with respect to WTI Crude, $255.1300 per gallon with respect to Gasoline RBOB, $271.2900 per gallon with respect to Heating Oil, $9,806.00 per tonne with respect to Copper, $28,285.00 per tonne with respect to Nickel, $1,383.50 per troy ounce with respect to Gold, US cents 709.75 per bushel with respect to Corn, US cents 197.02 per pound with respect to Cotton, US cents 1,368.00 per bushel with respect to Soybeans and US cents 31.02 per pound with respect to Sugar.

We obtained the settlement prices of the basket components, as applicable, below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the settlement prices of the basket components on the basket final valuation date. We cannot give you assurance that the performance of the basket components will result in any return in addition to your initial investment.

PPS–12

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS–13

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS–14

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS–15

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS–16

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS–17